Exhibit 99.1

EGS Corp. and Subsidiaries

Report of Ernst & Young LLP, Independent Auditors	1

Consolidated Balance Sheets as of June 30, 2009 and December 31, 2008 and Predecessor as of December 31, 2007	2

Consolidated Statements of Operations and Comprehensive Income for the six months ended June 30, 2009 and the period from December 12, 2008 to December 31, 2008 (Successor) and the period from January 1, 2008 to December 11, 2008 and the years ended December 31, 2007 and 2006 (Predecessor)	3

Consolidated Statements of Changes in Equity for the six months ended June 30, 2009 and the period from December 12, 2008 to December 31, 2008 (Successor) and the period from January 1, 2008 to December 11, 2008 and the years ended December 31, 2007 and 2006 (Predecessor)	4

Consolidated Statements of Cash Flows for the six months ended June 30, 2009 and the period from December 12, 2008 to December 31, 2008 (Successor) and the period from January 1, 2008 to December 11, 2008 and the years ended December 31, 2007 and 2006 (Predecessor)	5

Notes to Consolidated Financial Statements	7

Report of Independent Auditors

The Board of Directors and Stockholders

EGS Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheet of EGS Corp. and Subsidiaries (the Company) as of December 31, 2008 (Successor) and 2007 (Predecessor) and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for the years ended December 31, 2007 (Predecessor) and 2006 (Predecessor) and for the period January 1, 2008 through December 11, 2008 (Predecessor) and the period December 12, 2008 through December 31, 2008 (Successor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of EGS Corp. and Subsidiaries at December 31, 2008 (Successor) and 2007 (Predecessor) and the consolidated results of its operations and its cash flows for the years ended December 31, 2007 (Predecessor) and 2006 (Predecessor) and for the period January 1, 2008 through December 11, 2008 (Predecessor) and the period December 12, 2008 through December 31, 2008 (Successor) in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, as a result of the adoption of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51 on January 1, 2009, the Company retrospectively adjusted its consolidated financial statements to reflect the presentation and disclosure requirements of this new accounting standard. As discussed in Note 12 to the consolidated financial statements, effective January 1, 2007, the Company adopted FASB interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 107.

/s/  Ernst & Young LLP

Phoenix, Arizona

August 10, 2009

EGS Corp. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	Successor		Predecessor
	June 30, 2009	December 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,052	$38,695	$35,129
Trade and other receivables, net	52,994	53,748	47,082
Deferred taxes	3,363	3,241	1,151
Income tax receivable	—	1,013	—
Fair value of derivatives	1,864	1,487	3,529
Prepaid expenses and other current assets	4,722	2,844	3,495

Total current assets	100,995	101,028	90,386

Noncurrent assets:
Property and equipment, net	52,004	58,213	55,666
Goodwill	145,992	143,552	14,425
Intangible assets, net	25,539	25,387	1,139
Deferred taxes	41	41	604
Other noncurrent assets	4,123	4,103	4,329

Total assets	$328,694	$332,324	$166,549

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$4,520	$3,511	$6,672
Income tax payable	887	—	116
Accrued and other expenses	29,142	25,826	19,831
Fair value of derivatives	692	976	—
Related party short-term debt	28,608	28,000	—
Deferred tax liability	—	—	1,104
Current portion of:
Related-party long-term debt	4,668	—	—
Obligations under finance lease	—	—	145

Total current liabilities	68,517	58,313	27,868

Noncurrent liabilities:
Related-party long-term debt	124,523	125,841	—
Asset retirement obligations	2,002	1,943	2,019
Other noncurrent liabilities	1,964	1,003	3,623

Total liabilities	197,006	187,100	33,510

Equity:
EGS Corp. equity:
Capital stock—1 Philippine Peso ($0.02 U.S.) par value, 40,000,000 shares authorized, 11,640,799 shares issued and outstanding at December 31, 2008 and June 30, 2009	240	240	1,129
Additional paid-in capital	143,364	143,364	100,702
Accumulated earnings (deficit)	(13,317)	(610)	29,158
Accumulated other comprehensive income	637	—	2,050

Total EGS Corp. equity	130,924	142,994	133,039
Noncontrolling interest	764	2,230	—

Total equity	131,688	145,224	133,039

Total liabilities and equity	$328,694	$332,324	$166,549

See accompanying notes to consolidated financial statements.

EGS Corp. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands)

	Successor		Predecessor
	Six Months Ended June 30, 2009	Period From December 12, 2008 to December 31, 2008	Period From January 1, 2008 to December 11, 2008	Year Ended December 31,
				2007	2006
	(Unaudited)
Service revenue	$140,257	$14,521	$285,260	$259,942	$195,118

Cost and expenses:
Cost of services	107,827	11,829	216,225	185,715	135,709
Selling and administrative expenses	20,400	2,037	55,519	36,230	30,008
Depreciation and amortization	15,230	1,521	21,503	15,381	10,181

Total cost and expenses	143,457	15,387	293,247	237,326	175,898

Income (loss) from operations	(3,200)	(866)	(7,987)	22,616	19,220

Other income (expenses):
Interest expense and financing charges	(9,339)	(721)	(409)	(1,891)	(5,571)
Interest income	263	49	874	1,195	40
Foreign exchange gain (loss)	(187)	978	374	(843)	(683)
Other	40	(4)	(42)	187	(159)

	(9,223)	302	797	(1,352)	(6,373)

Income (loss) before income taxes	(12,423)	(564)	(7,190)	21,264	12,847
Income tax provision (benefit)	874	91	1,333	(1,792)	602

Net income (loss)	(13,297)	(655)	(8,523)	23,056	12,245
Net loss attributable to noncontrolling interests	590	45	274	—	—

Net income (loss) attributable to EGS Corp.	$(12,707)	$(610)	$(8,249)	$23,056	$12,245

Comprehensive income (loss):
Net income (loss)	$(13,297)	$(655)	$(8,523)	$23,056	$12,245
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on cash flow hedges	(491)	—	(2,624)	2,050	—
Foreign currency translation adjustments	1,130	—	—	—	—

Total other comprehensive income (loss), net of tax	639	—	(2,624)	2,050	—

Comprehensive income (loss)	(12,658)	(655)	(11,147)	25,106	12,245
Comprehensive loss attributable to noncontrolling interests	588	45	274	—	—

Comprehensive income (loss) attributable to EGS Corp.	$(12,070)	$(610)	$(10,873)	$25,106	$12,245

See accompanying notes to consolidated financial statements.

EGS Corp. and Subsidiaries

Consolidated Statements of Changes in Equity

(In thousands, except number of shares)

	EGS Corporation Shareholders (Successor)/eTelecare Global Solutions Shareholders (Predecessor)
	Capital Stock		Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Noncontrolling Interests	Total
	Shares	Amount
Predecessor balances, January 1, 2006	21,749,346	$832	$17,912	$(5,828)	$—	$—	$12,916
Warrant exercises	400,812	16	946	—	—	—	962
Stock option exercises	32,875	1	102	—	—	—	103
Stock compensation expense	—	—	1,988	—	—	—	1,988
Net income	—	—	—	12,245	—	—	12,245

Predecessor balances, December 31, 2006	22,183,033	849	20,948	6,417	—	—	28,214
Net income	—	—	—	23,056	—	—	23,056
Unrealized gain on cash flow hedges	—	—	—	—	2,050	—	2,050

Comprehensive income							25,106
Cumulative effect of adoption of FIN 48	—	—	—	(315)	—	—	(315)
Proceeds from initial stock offering	6,325,000	262	75,209	—	—	—	75,471
Stock option exercises	471,185	18	1,766	—	—	—	1,784
Stock compensation expense	—	—	2,420	—	—	—	2,420
Tax benefit of stock option exercise	—	—	359	—	—	—	359

Predecessor balances, December 31, 2007	28,979,218	1,129	100,702	29,158	2,050	—	133,039
Net loss	—	—	—	(8,249)	—	(274)	(8,523)
Unrealized loss on cash flow hedges	—	—	—	—	(2,624)	—	(2,624)

Comprehensive loss							(11,147)
Stock option exercises	687,021	28	1,730	—	—	—	1,758
Investment in eTelecare Nicaragua by noncontrolling interest	—	—	—	—	—	916	916
Stock compensation expense	—	—	9,234	—	—	—	9,234
Net tax benefit of exercise of stock options	—	—	1,524	—	—	—	1,524

Predecessor balances, December 11, 2008	29,666,239	1,157	113,190	20,909	(574)	642	135,324
Purchase accounting related to acquisition of predecessor	(29,666,239)	(1,157)	(113,190)	(20,909)	574	(642)	(135,324)

	—	$—	$—	$—	$—	$—	$—

Initial capitalization of EGS Corp. (Successor)	11,640,799	$240	$143,364	$—	$—	$2,275	$145,879
Net loss	—	—	—	(610)	—	(45)	(655)

EGS Corp. balances (Successor), December 31, 2008	11,640,799	240	143,364	(610)	—	2,230	145,224
Net loss (unaudited)	—	—	—	(12,707)	—	(590)	(13,297)
Unrealized loss on cash flow hedges (unaudited)	—	—	—	—	(485)	(6)	(491)
Foreign currency translation adjustments (unaudited)	—	—	—	—	1,122	8	1,130

Comprehensive loss							(12,658)
Acquisition of eTelecare noncontrolling interest (unaudited)	—	—	—	—	—	(878)	(878)

EGS Corp. balances (Successor), June 30, 2009 (unaudited)	11,640,799	$240	$143,364	$(13,317)	$637	$764	$131,688

See accompanying notes to consolidated financial statements.

EGS Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Successor		Predecessor
	Six Months Ended June 30, 2009	Period From December 12, 2008 to December 31, 2008	Period From January 1, 2008 to December 11, 2008	Year Ended December 31,
				2007	2006
	(Unaudited)
Operating activities
Net (loss) income attributable to EGS Corp.	$(12,707)	$(610)	$(8,249)	$23,056	$12,245
Net loss attributable to noncontrolling interests	(590)	(45)	(274)	—	—

Net (loss) income	(13,297)	(655)	(8,523)	23,056	12,245
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	15,230	1,521	21,503	15,381	10,181
Provisions for:
Doubtful accounts	34	—	22	194	518
Stock compensation costs	—	—	9,234	2,420	1,988
Deferred taxes	(22)	45	(3,850)	(2,630)	507
Accretion and foreign exchange impact on asset retirement obligations	59	13	(89)	502	168
Loss on disposal of property and equipment	202	—	109	752	198
Excess tax benefits from stock-based awards	—	—	(3,107)	(359)	—
Changes in:
Trade and other receivables	1,745	(2,637)	(645)	(16,352)	(8,406)
Prepaid expenses and other current assets	(1,806)	332	(304)	(2,165)	(555)
Trade accounts payable	1,310	(1,378)	(514)	(1,292)	2,720
Accrued and other expenses	8,401	1,377	5,030	3,464	4,982
Fair value of derivatives	(1,156)	(957)	1,351	—	—
Other non-current assets	(83)	(188)	(161)	319	(582)
Other non-current liabilities	740	76	1,899	(464)	(1,492)

Net cash provided by (used in) operating activities	11,357	(2,451)	21,955	22,826	22,472

Investing activities
Acquisition of eTelecare Global Solutions	—	(255,491)	—	—	—
Acquisition of The Phone House (Proprietary) Limited	(4,407)	—	—	—	—
Acquisition of AOL, Member Services—Philippines, Inc.	—	—	—	(1,959)	—
Acquisitions of property and equipment	(5,906)	(807)	(24,897)	(34,284)	(17,577)
Acquisition of eTelecare common stock	(1,842)	—	—	—	—
Change in:
Refundable deposits	59	(1)	(120)	(1,819)	—
Payments for asset retirement obligations	—	—	—	—	(32)

Net cash used in investing activities	(12,096)	(256,299)	(25,017)	(38,062)	(17,609)

EGS Corp. and Subsidiaries

Consolidated Statements of Cash Flows—(Continued)

(In thousands)

	Successor		Predecessor
	Six Months Ended June 30, 2009	Period From December 12, 2008 to December 31, 2008	Period From January 1, 2008 to December 11, 2008	Year Ended December 31,
				2007	2006
	(Unaudited)
Financing activities
Proceeds from:
Revolving line of credit	—	—	—	157,342	191,109
Long-term debt	—	—	—	—	9,950
Related party short-term debt	—	28,000	—	—	—
Related party long-term debt	—	125,841	—	—	—
Payments for:
Revolving line of credit	—	—	—	(158,907)	(198,643)
Long-term debt	—	—	—	(28,500)	(3,700)
Obligations under capital lease	—	—	(145)	(606)	(1,479)
Offering costs	—	—	—	(756)	(3,187)
Debt issuance costs	—	—	—	(455)	(331)
Excess tax benefits from stock-based awards arrangements	—	—	3,107	359	—
Proceeds from stock option and warrant exercises	—	—	1,758	1,784	1,065
Proceeds from sale of common shares of EGS Corp.	—	143,604	—	—	—
Capital contribution from minority shareholder	—	—	916	—	—
Proceeds from public offering	—	—	—	79,414	—

Net cash provided by (used in) financing activities	—	297,445	5,636	49,675	(5,216)
Effect of exchange rate on cash	96	—	—	—	—

Net increase (decrease) in cash and cash equivalents	(643)	38,695	2,574	34,439	(353)
Cash and cash equivalents at beginning of period	38,695	—	35,129	690	1,043

Cash and cash equivalents at end of period	$38,052	$38,695	$37,703	$35,129	$690

Supplemental cash flow information
Cash paid (refunded) during the period for:
Interest	$1,426	$10	$—	$2,242	$5,184
Income taxes	(1,031)	458	863	1,168	(861)
Supplemental information for noncash investing activity:
Accrued capital expenditures in accounts payable	$825	$1,866	$1,341	$3,134	$4,682
Asset retirement obligation recognized	—	—	—	675	484
Interest that was paid-in-kind during the period	3,958	—	—	—	—
Supplemental information for non-cash financing activities:
Lease incentive obligation and deferred rent	$—	$—	$—	$—	$52
Acquisitions:
Fair value of assets acquired, net of cash	$5,913	$290,884	$—	$3,017	$—
Liabilities assumed	(1,506)	(35,393)	—	(1,058)	—

Cash paid, net of cash acquired	$4,407	$255,491	$—	$1,959	$—

See accompanying notes to consolidated financial statements.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts)

1. Background and Basis of Presentation

EGS Corp. (EGS, the Company or the Successor) was incorporated on November 11, 2008 in the Philippines by NewBridge International Investments, Ltd., an affiliate of Ayala Corporation (NIIL) and Providence Equity Partners VI International L.P. (PEP) (collectively, the Purchasers). EGS was organized to purchase or otherwise acquire the issued and outstanding common stock of eTelecare Global Solutions, Inc. (eTelecare or the Predecessor), a company incorporated in the Philippines and registered with the Philippine Securities and Exchange Commission (the Philippine SEC). eTelecare is a provider of business process outsourcing services focusing on the complex, voice-based segment of customer care services.

On September 19, 2008, the Purchasers entered into an acquisition agreement (the Acquisition Agreement) with eTelecare, pursuant to which the Purchasers agreed, among other things and subject to the terms and conditions of the Acquisition Agreement, to commence a tender offer to purchase all of eTelecare’s issued and outstanding common shares listed on the Philippine Stock Exchange and all of its issued and outstanding American Depository Shares (ADSs), traded on the Nasdaq Global Market (collectively, the Common Stock). On December 12, 2008, the tender offer was completed (the Acquisition). As of the expiration of the offer, approximately 18,898,255 common shares and approximately 10,387,391 ADSs were validly tendered in the offer for $9.00 per share cash consideration, which together represented a total of approximately 98.7% of the outstanding common shares of eTelecare as of December 11, 2008. See further discussion at Note 4.

Prior to the Acquisition, EGS was a holding company formed to acquire eTelecare and had no operating activities. eTelecare is deemed to be EGS’s predecessor; therefore, eTelecare’s consolidated balance sheet as of December 31, 2007, consolidated statements of operations and cash flows for the period from January 1, 2008 through December 11, 2008 and the years ended December 31, 2007 and 2006 have been presented for comparative purposes. The results of operations and cash flows of EGS subsequent to the acquisition of eTelecare are not directly comparative to the predecessor eTelecare results of operations and cash flows because the basis for the acquired assets and liabilities of eTelecare have been adjusted to fair value in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations (SFAS 141), and EGS incurred debt to complete the Acquisition.

On April 29, 2009, eTelecare purchased an additional 204,755 shares of its then outstanding common stock at a price of $9.00 per share from Deutsche Bank AG NY for a total purchase price of $1,842,795. This repurchase increased the ownership interest of EGS in eTelecare to 99.4% of eTelecare’s issued and outstanding common stock.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company, as well as its wholly owned and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

2. Summary of Significant Accounting Policies

Noncontrolling Interests

The Company applies Statement of Financial Accounting Standards No. 160 Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS 160) for

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

arrangements with noncontrolling interests. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the statement of operations. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company adopted SFAS 160 on January 1, 2009 and adjusted its December 31, 2008 and 2007 consolidated balance sheets to reflect noncontrolling interests as a component of equity and revised its consolidated statements of operations and comprehensive income for the periods presented prior to January 1, 2009, to include net income (loss) attributable to both the controlling and noncontrolling interests.

Unaudited Financial Information

The accompanying unaudited consolidated financial statements as of and for the six months ended June 30, 2009 have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2009.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amount reported in these consolidated financial statements and accompanying notes. Although management believes its estimates are reasonable, actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current period presentation.

Concentrations of Risk

In the normal course of business, the Company is exposed to credit risk. The principal concentrations of credit risk are cash and cash equivalents and accounts receivable. The Company regularly monitors credit risk exposures and takes steps to mitigate the likelihood of these exposures resulting in a loss.

The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary, but generally does not require collateral. The

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

Company maintains an allowance for doubtful accounts receivable based upon factors surrounding the credit risk of specific clients, historical trends, and other information. Historically, the Company has not experienced significant losses on uncollectible accounts receivable.

Revenue from significant customers over 10% of total revenues and concentrations of accounts receivable over 10% of total trade and other receivables, net are as follows:

	Percent of Revenue				Accounts Receivable
	Successor	Predecessor			Successor		Predecessor
	June 30, 2009	December 31,			June 30, 2009	December 31,
		2008(1)	2007	2006		2008	2007
	(Unaudited)				(Unaudited)
Customer A	24%	26%	29%	42%	$14,287	$14,030	$5,954
Customer B	16%	22%	22%	18%	7,422	7,831	2,846
Customer C	20%	19%	14%	6%	14,121	12,493	9,034
Customer D	9%	9%	13%	7%	35	4,644	1,696

(1)	Represents revenue for the combined periods January 1, 2008 through December 11, 2008 (Predecessor) and December 12, 2008 through December 31, 2008 (Successor).

The Company has significant operations in the Philippines, and is subject to risks associated with operating in the Philippines including political, social and economic instability and increased security concerns, fluctuation in currency exchange rates, and exposure to different legal standards.

Business Segment

The Company has one reportable segment and, therefore, all segment-related financial information required by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, is included in the consolidated financial statements. The reportable segment reflects the Company’s operating and reporting structure.

Cash and Cash Equivalents

Cash includes cash on hand and in banks. Cash equivalents are short-term, highly liquid investments with remaining maturities of three months or less when acquired. Cash and cash equivalents are deposited or managed by major financial institutions and at times are in excess of Federal Deposit Insurance Corporation (FDIC) and Philippine Deposit Insurance Corporation (PDIC) insurance limits.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is maintained at a level considered adequate to provide for uncollectible receivables. The level of allowance is based on historical collections, write-off experience, current economic trends, changes in customer payment terms, and other factors that may affect the ability to collect payments. An evaluation of the receivables, designed to identify changes to the allowance, is performed on a continuing basis during the year using specific identification. Historically, the Company has not experienced significant losses and uncollectible accounts receivable.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

Property and Equipment

Property and equipment are stated at cost or fair value for assets acquired through business combinations, less accumulated depreciation, amortization, and any impairment in value.

Furniture, fixtures and office equipment are depreciated over a five-year life, telecommunications and computer equipment over three- to five-year lives and computer software over three- to five-year lives. Leasehold improvements are amortized over the shorter of their estimated useful life or the remaining term of the associated lease. Expenditures for maintenance and repairs are charged to operations in the period in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

The Company evaluates the recoverability of the carrying amount of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment charge is recognized when the undiscounted expected cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which the Company operates and the resulting assumptions used to estimate future cash flows impact the outcome of these impairment tests.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired. Under SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), goodwill is evaluated for potential impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred. SFAS 142 requires that goodwill be tested for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the estimated fair value of the reporting unit containing goodwill with the related carrying amount. If the estimated fair value of the reporting unit exceeds its carrying amount, the reporting unit’s goodwill is not considered to be impaired and the second step of the impairment test is unnecessary. If the reporting unit’s carrying amount exceeds its estimated fair value, the second step of the test must be performed to measure the amount of the goodwill impairment loss, if any. The second step of the test compares the implied fair value of the reporting unit’s goodwill, determined in the same manner as the amount of goodwill recognized in a business combination, with the carrying amount of such goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The Company operates in one reporting unit, which is used for impairment testing and the allocation of acquired goodwill. Adverse changes in operating results and/or unfavorable changes in economic factors used to estimate fair values could result in a noncash impairment charge in the future.

Intangible Assets

Intangible assets arising from business combinations are initially recognized at fair value at the date of acquisition and are amortized over their estimated useful life. The Company evaluates the recoverability of the carrying amount of its intangible assets whenever events or changes in

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

circumstances indicate that the carrying amount of the intangible asset may not be recoverable. Impairment is indicated when the undiscounted expected cash flows derived for an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value. Intangible assets are amortized using the following useful lives:

Trade names and trademarks	10 years
Customer contracts	3 – 6 years
Customer relationships	4 years

Asset Retirement Obligations

Under SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143), the fair value of legal obligations associated with the retirement of a tangible long-lived asset that resulted from the acquisition, construction or development and the normal operation of a long-lived asset is required to be recognized in the period in which it is incurred. The Company is required either expressly under various lease agreements or through customary business practices required in certain jurisdictions to dismantle the tenant improvements and restore the leased sites to its original condition at the end of the lease contract term. The Company recognizes the fair value of asset retirement obligations when incurred and capitalizes the present value of these costs as part of the carrying value of the related property and equipment. Asset retirement obligations are accreted through a charge to income on a straight-line basis over the related contractual period.

A reliable estimate of market risk premium is not obtainable and therefore is excluded from estimating the fair value of the asset retirement obligation.

Debt Issuance Costs

Issuance costs, underwriting fees and related expenses incurred in connection with the issuance of debt instruments are deferred and amortized using the effective interest rate method over the terms of the instruments. Unamortized debt issuance costs are presented as a deduction from the related liability allocated correspondingly to the current and noncurrent portion and charged to consolidated statements of operations when the related debt is extinguished. Unamortized debt issuance costs of $536 that existed as of the acquisition date were written off in purchase accounting.

Revenue Recognition

Revenue is recognized when it is probable that the economic benefits associated with the transactions will flow to the Company and the amount of revenue can be measured reliably. This is normally demonstrated when: (i) persuasive evidence of an arrangement exists; (ii) the fee is fixed or determinable; (iii) performance of service has been delivered; and (iv) collection is reasonably assured. Almost all of the Company’s revenues are billed and collected in U.S. Dollars given that a majority of its clients are based in the United States.

Service revenue is recognized as services are performed on a per subscriber, per event, per call, per participant or flat monthly fee basis using rates that are detailed in the client contract. Payments received in advance of services performed are recorded as deferred revenue. Certain contracts include performance-based criteria such as confirmed sales transactions or customer satisfaction targets.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

Revenue is recognized when the performance criteria are met and, therefore, the amount is known and not subject to adjustment. Service revenue also include reimbursement of certain expenses including telecommunications, training and miscellaneous costs for certain customers.

Cost of Services

Cost of services consists primarily of employee-related costs associated with the services rendered on behalf of a client, as well as communication costs, information technology costs associated with providing services, facilities support, and customer management support costs related to the operation of service centers. These amounts exclude amortization of intangible assets related to acquired customer relationships and contracts.

Foreign Currency Transactions and Translation

Most of the Company’s foreign subsidiaries conduct business primarily in U.S. Dollars and as a result, utilize the U.S. Dollar as their functional currencies. For the translation of financial statements of these subsidiaries, assets and liabilities in foreign currencies that are receivable or payable in cash are translated at current exchange rates while other nonmonetary assets in foreign currencies are translated at historical rates. Gains and losses resulting from the translation of such financial statements are included in the operating results, as are gains and losses incurred on foreign currency transactions.

The Company’s remaining foreign subsidiaries utilize the local currency as their functional currency. The assets and liabilities of these subsidiaries are translated at current exchange rates while revenues and expenses are translated at the average rates in effect for the period. The related translation gains and losses are included in accumulated other comprehensive loss within equity.

Stock-Based Compensation

The Predecessor adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment (SFAS 123(R)) related to its stock-based compensation plan. Share-based compensation cost is measured at the grant date, based on the estimated fair value of the award using the Black-Scholes-Merton, and is recognized as expense over the employee’s requisite service period. EGS does not have a stock-based compensation plan for employees and directors.

Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which management cannot conclude that it is more likely than not that such deferred taxes will be realized.

In determining the amount of the valuation allowance, estimated future taxable incomes, as well as feasible tax planning strategies in each taxing jurisdiction are considered. If all or a portion of the

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

remaining deferred tax assets will not be realized, the valuation allowance will be increased with a charge to income tax expense. Conversely, if the Company will ultimately be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be released to income as a credit to income tax expense.

Fair Value Measurement

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and is applied prospectively. In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157 (FSP 157-2), which delayed the effective date of SFAS 157 for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. FSP 157-2 is effective upon issuance. Therefore, as of January 1, 2008, eTelecare adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 defines fair value under generally accepted accounting principles. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of SFAS 157, excluding those nonfinancial assets and nonfinancial liabilities exempted by FSP 157-2, did not have a material impact on eTelecare’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected to be reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. As of January 1, 2008, eTelecare elected not to measure certain financial instruments within the scope of SFAS 159 at fair value.

The Company’s financial instruments that are not required to be carried at fair value in accordance with SFAS 157 consist of cash, accounts receivable, accounts payable, related party short-term debt and related party long-term debt. The carrying value of the Company’s cash, accounts receivable, accounts payable and short-term debt as reported in its consolidated balance sheet approximates fair

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

value due to the short term nature of these instruments. The fair value of the related party long-term debt was estimated at approximately $158,000 as of June 30, 2009, as compared to its carrying value of $129,191. The fair value was approximately $128,000 on December 31, 2008, as compared to its carrying value of $125,841. The fair value reflects the estimated amount that the Company would pay to transfer these obligations to an entity with a credit standing consistent with the Company’s using Level 2 observable inputs. Market information is used to determine the interest rates that would be available to the Company for loans with similar terms and maturities and such information is used to estimate the fair value of related party long-term debt based on discounted cash flows.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS 141(R)). SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree, as well as the goodwill acquired. Significant changes from current practice resulting from SFAS 141(R) include the expansion of the definitions of a “business” and a “business combination.” For all business combinations (whether partial, full or step acquisitions), the acquirer will record 100% of all assets and liabilities of the acquired business, including goodwill, generally at their fair values; contingent consideration will be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value will be recognized in earnings until settlement; and acquisition-related transaction and restructuring costs will be expensed rather than treated as part of the cost of the acquisition. SFAS 141(R) also establishes disclosure requirements to enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is not permitted. The Company’s adoption of SFAS 141(R) will impact its consolidated financials for any further business combinations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The provisions of SFAS 161 are effective for any quarter ending after November 15, 2008. The Company’s adoption of SFAS 161 over the quarter ended June 30, 2009 did not have an impact on its results of operations, cash flows or financial position.

3. Successor Acquisitions

Acquisition of eTelecare Global Solutions

On December 12, 2008, the Purchasers completed the Acquisition of eTelecare acquiring 29,285,646 shares of Common Stock for $9.00 per share cash consideration. The aggregate purchase price of $255,491 ($293,194 less cash acquired of $37,703) includes direct costs of $29,442 of which $21,724 related to cash paid for the cancelation of eTelecare stock options and restricted stock units held by management and the board of directors and $7,718 of transaction fees paid to third parties. As of the acquisition date the Company owned approximately 98.7% of the outstanding common shares of eTelecare. This acquisition has been accounted for under the purchase method as required under SFAS 141, with EGS as the acquirer.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

The following table presents the initial estimate of the fair value of assets acquired and liabilities assumed, including professional fees and other related acquisition costs:

Cash and cash equivalents	$37,703
Trade receivables and others	51,111
Other current assets	9,279
Property and equipment	58,088
Goodwill	143,552
Trade name and trademarks	3,600
Customer contracts	1,600
Customer relationships	20,500
Other assets	3,154

Total assets acquired	328,587

Current liabilities	(30,260)
Long-term liabilities	(2,858)

Total liabilities assumed	(33,118)

Noncontrolling interests	(2,275)

Net assets acquired	$293,194

The total purchase price paid for the acquisition was $255,491. The excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill and is approximately $143,552. Among the factors that contributed to a purchase price in excess of the fair value of the net assets acquired was the acquisition of an assembled workforce of experienced customer service employees.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event management determines the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of impairment during the period in which the determination is made.

The initial allocation of the purchase price is based on management estimates and assumptions, and other information compiled by management, which utilized established valuation techniques appropriate for the business process outsourcing industry, which were either the income approach, cost approach or market approach, depending upon which was the most appropriate based on the nature and reliability of the data available. The cost approach takes into account the cost to replace (or reproduce) the asset and the effect on the asset’s value of physical, functional and/or economic obsolescence that has occurred with respect to the asset. The market approach is a technique used to estimate value from an analysis of actual transactions or offerings for economically comparable assets available as of the valuation date.

In accordance with EITF Issue No. 95-3, Recognition of Liabilities in Connection with Purchase Business Combination, the Company recorded $586 of severance related costs incurred directly as a result of the acquisition and included such amount as a liability in its purchase price allocation. At December 31, 2008 and June 30, 2009, the outstanding liability was $586.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

On April 29, 2009, eTelecare purchased an additional 204,755 shares of its common stock at a price of $9.00 per share from Deutsche Bank AG NY for a total purchase price of $1,842. Direct acquisition costs of $20 were expensed when incurred during the six months ended June 30, 2009. This repurchase increased the ownership interest of EGS in eTelecare to 99.4% of eTelecare’s issued and outstanding common stock. In accordance with SFAS 141(R), the Company accounted for the repurchase of eTelecare common stock as a step acquisition. The value of the noncontrolling interest acquired as a result of the increase in EGS’s ownership interest is $878. The excess of the purchase price of $1,842 over the noncontrolling interest acquired is $964 which is included in goodwill at June 30, 2009.

Acquisition of The Phone House (Proprietary) Limited

On March 4, 2009, the Company acquired all of the outstanding capital stock of The Phone House (Proprietary) Limited (TPH) from Talk Talk Group Limited (TTG), an affiliate of The Carphone Warehouse Group PLC incorporated in England and Wales and which is a service provider of, amongst other things, mobile and fixed line telecommunications and broadband services. TPH is a South African company which is a provider of contact center and support services in Cape Town, South Africa.

In conjunction with the acquisition, eTelecare entered into and executed an Outsourcing Agreement with TTG and TPH to provide telephone support services to customers of TTG.

The acquisition of TPH has been accounted for using the purchase method in accordance with SFAS 141(R). Accordingly, the purchase price is allocated to the identifiable assets and liabilities of TPH at the date of acquisition using their fair values, with the excess amount recognized as goodwill. The total acquisition cost of TPH was $4,407 (net of $762 cash acquired). In accordance with SFAS 141(R), transaction costs totaling $147 representing primarily legal and due diligence fees were expensed in the period incurred and is included in selling and administrative expenses in the accompanying consolidated statements of operations and comprehensive income (loss).

The fair values of the acquired assets and liabilities assumed of TPH on the acquisition date are as follows:

Cash	$762
Property and equipment	929
Goodwill	1,445
Intangible asset—customer contract	2,600
Other assets	939
Trade and other payables	(1,506)

Net assets acquired	$5,169

4. Predecessor Acquisitions

eTelecare Acquisition of AOL Member Services—Philippines, Inc.

On September 28, 2007, the predecessor Company acquired all of the outstanding capital stock of AOL Member Services – Philippines, Inc., (AOL—Philippines), a wholly owned Philippines subsidiary

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

of AOL, a division of Time Warner Inc (AOL). AOL—Philippines operates a primarily nonvoice customer care and technical support delivery center near Manila to serve the email, chat and other nonvoice needs of existing and potential clients.

Simultaneously with the closing of the acquisition, the predecessor Company and AOL entered into a new service agreement under which eTelecare provides customer support services to AOL.

The acquisition of AOL—Philippines has been accounted for using the purchase method in accordance with SFAS 141. Accordingly, the purchase price is allocated to the identifiable assets and liabilities of AOL—Philippines at the date of acquisition using their fair values, with the excess amount recognized as goodwill. The total acquisition cost of $1,959 (net of $5,626 cash acquired) includes the purchase price and transaction costs representing all incidental costs directly associated with the acquisition.

The fair values of the acquired assets and liabilities assumed of AOL—Philippines on the acquisition date are as follows:

Cash	$5,626
Property and equipment	1,971
Goodwill	592
Intangible asset—customer contract	160
Other assets	294
Trade and other payables	(1,058)

Net assets acquired	$7,585

The amortization period for the customer contract is one year.

eTelecare Global Solutions Nicaragua

On August 12, 2008, eTelecare entered into a share purchase agreement (the SPA) and a shareholders’ agreement (the Nicaragua SA) with Almori BPO Services, Inc. (Almori), a Texas corporation for the purchase of a 70% interest in eTelecare Global Solutions Nicaragua, S.A. (eTelecare Nicaragua) which operates as a call center based in Nicaragua. In aggregate, eTelecare made an investment of $2,100 for the purchase of the interest and as a capital contribution to eTelecare Nicaragua. Almori owns the remaining 30% interest (the Almori Ownership Interest) in consideration for an initial capital contribution of $900.

The Nicaragua SA includes a put option provision allowing Almori to require eTelecare to purchase the Almori Ownership Interest at any time between August 12, 2010 and August 12, 2013 (the Almori Put Option) at a price equal to (i) 80% of the twelve-month trailing EBITDA multiple of eTelecare (defined as eTelecare’s market value plus market value of interest bearing debt minus total cash and cash equivalents) divided by eTelecare’s twelve-month trailing EBITDA multiplied by the trailing twelve-month EBITDA of eTelecare Nicaragua plus (ii) the aggregate sum of cash and cash equivalents of eTelecare Nicaragua, less (iii) the market value of the Company’s interest-bearing debt, and then multiplied by the Almori Ownership Interest (collectively, the Almori Ownership Value). The Company’s management has concluded that the Almori Put Option does not meet the SFAS 133 definition of a derivative financial instrument because it does not allow for net settlement. Accordingly, SFAS 133 does not require the Almori Put Option to be bifurcated from the Nicaragua SA and accounted for at fair value.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

The Nicaragua SA also includes a call option provision allowing eTelecare to purchase the Almori Ownership Interest at any time after August 12, 2013 at a price equal to the greater of $0.9 million or the Almori Ownership Value.

The Almori Ownership Interest does not meet the SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150) definition of a mandatorily redeemable financial instrument because the shares are conditionally redeemable. Accordingly, Almori’s noncontrolling interest in eTelecare Nicaragua is reflected as a noncontrolling interest in the consolidated financial statements. In the event that the Almori Put Option is exercised, the shares will become mandatorily redeemable as defined by SFAS 150 and would be reclassified as a liability at fair value in the consolidated financial statements at the date of their irrevocable election to exercise and step acquisition accounting would be applied in accordance with SFAS 141(R).

5. Selected Balance Sheet Information

Balance sheet information is as follows:

	Successor		Predecessor
	June 30, 2009	December 31,
		2008	2007
	(Unaudited)
Trade and other receivables, net
Trade	$51,312	$52,442	$46,697
Other	2,628	2,218	1,377

	53,940	54,660	48,074
Less allowance for doubtful accounts	(946)	(912)	(992)

	$52,994	$53,748	$47,082

Property and equipment, net
Telecommunications and computer equipment	$33,100	$29,068	$49,204
Leasehold improvements	13,486	10,896	16,207
Computer software	10,962	8,251	12,484
Furniture, fixtures and office equipment	6,029	4,624	10,285

	63,577	52,839	88,180
Less accumulated depreciation and amortization	(13,532)	(1,211)	(36,887)

	50,045	51,628	51,293
Add construction-in-progress	1,959	6,585	4,373

	$52,004	$58,213	$55,666

Intangible assets
Customer relationships	$20,500	$20,500	$3,910
Customer contracts	4,200	1,600	—
Trade name and trademarks	3,600	3,600	—
Developed technology	—	—	2,300
Software cost	—	—	1,986

	28,300	25,700	8,196
Impact of foreign exchange	681	—	—
Less accumulated amortization	(3,442)	(313)	(7,057)

	$25,539	$25,387	$1,139

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

Amortization expense related to intangibles is as follows:

Successor		Predecessor
Six Months Ended June 30, 2009	Period from December 12, 2008 to December 31, 2008	Period from January 1, 2008 to December 11, 2008	Year Ended December 31,
			2007	2006
(Unaudited)
$3,129	$313	$792	$1,437	$1,397

As of December 31, 2008, amortization expense for intangible assets is expected to be as follows over the next five years, and thereafter:

2009	$6,018
2010	6,018
2011	5,991
2012	5,219
2013	360
Thereafter	1,781

	Successor		Predecessor
	June 30, 2009	December 31,
		2008	2007
	(Unaudited)
Other noncurrent liabilities
Pension plan liability	$428	$373	$452
Accrued rent	877	83	2,031
Lease incentive obligations	—	—	623
Other	659	547	517

	$1,964	$1,003	$3,623

Accrued and other expenses
Accruals for:
Employee salaries, wages and benefits	$14,865	$14,015	$12,708
Accrued interest	4,456	717	3
Communication	1,879	2,366	1,086
Withholding and other taxes payable	1,352	432	2,771
Utilities	560	1,019	414
Professional services	431	447	580
Deferred rent and lease incentive obligations	70	—	1,435
Other	5,529	6,830	834

	$29,142	$25,826	$19,831

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

6. Related-Party Debt

Related-party short-term debt consists of the following:

	June 30, 2009	December 31, 2008	Interest Rate	Maturity Date	Accrued Interest as of June 30, 2009	Accrued Interest as of December 31, 2008
	(Unaudited)				(Unaudited)
EGS DutchCo B.V.—Tranche C-1	$9,000	$9,000	12.00%	12/18/2009	$508	$39
AYC Holdings Ltd.—Tranche C-2	9,000	9,000	12.00%	12/18/2009	508	39
EGS DutchCo B.V.—Tranche D-1	5,304	5,000	12.00%	12/18/2009	27	22
AYC Holdings Ltd.—Tranche D-2	5,304	5,000	12.00%	12/18/2009	27	22

Total	$28,608	$28,000			$1,070	$122

Related-party long-term debt consists of the following:

	June 30, 2009	December 31, 2008	Interest Rate	Maturity Date	Accrued Interest as of June 30, 2009	Accrued Interest as of December 31, 2008
	(Unaudited)				(Unaudited)
AYC Holdings Ltd.—Tranche A	$58,350	$55,000	12.00%	12/18/2013	$292	$238
AYC Holdings Ltd.—Tranche B	35,841	35,841	18.00%	12/18/2013	2,859	205
Bank of Philippine Islands	35,000	35,000	Variable	12/12/2013	251	146

	129,191	125,841
Less current portion	(4,668)	—

Related-party long-term debt	$124,523	$125,841			$3,402	$589

Short-Term Related-Party Debt

EGS DutchCo B.V. Tranche D-1 Loan and AYC Holdings Ltd. Tranche D-2 Loan

On December 18, 2008, the Company entered into loan agreements with EGS DutchCo B.V. (EGS DutchCo Tranche D-1 Loan), an affiliate of PEP, a related party and AYC Holdings Ltd. (the AYC Tranche D-2 Loan), an affiliate of NIIL, a related party.

The Company received $5,000 related to the EGS DutchCo Tranche D-1 Loan and $5,000 related to the AYC Tranche D-2 Loan (collectively, the Tranche D Loans). The proceeds of the loans were used primarily to fund the Acquisition of eTelecare. The loans have no debt covenants. Interest payments on the outstanding balance of the loans are payable on March 15, 2009, June 15, 2009, September 15, 2009 and December 15, 2009 by adding the amount of such interest (less any

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

required withholding taxes) to the aggregate principal amount of the loans (Paid-in-kind). Principal and paid-in-kind interest on the Tranche D Loans are due December 18, 2009. As of June 30, 2009, the EGS DutchCo Tranche D-1 Loan and AYC Tranche D-2 Loan balances were $5,304, respectively, which included paid-in-kind interest included in the principal balance of $304, respectively.

EGS DutchCo B.V. Tranche C-1 Loan and AYC Holdings Ltd. Tranche C-2 Loan

On December 18, 2008, the Company entered into loan agreements with EGS DutchCo B.V. (EGS DutchCo Tranche C-1 Loan), an affiliate of PEP, a related party and AYC Holdings Ltd. (the AYC Tranche C-2 Loan), an affiliate of NIIL, a related party.

The Company received $9,000 related to the EGS DutchCo Tranche C-1 Loan and $9,000 related to the AYC Tranche C-2 Loan (collectively, the Tranche C Loans). The proceeds of the Tranche C Loans were used primarily to fund the Acquisition of eTelecare. The loans have no debt covenants. Interest is payable on the December 18, 2009 maturity date of the loans.

On March 16, 2009, the respective Boards of Directors of eTelecare and EGS Acquisition Corporation approved the merger of the two companies with eTelecare Global Solutions, Inc. remaining as the surviving corporation (the EGS Acquisition and eTelecare Merger). The EGS Acquisition and eTelecare Merger shall be effective on the fifth business day following the issuance by the Philippines Securities and Exchange Commission of a Certificate of Merger. Within three days of consummation of the EGS Acquisition and eTelecare Merger, all unpaid principal and interest on the Tranche C Loans up to $20,000 will be payable. As of the date of these financial statements, the merger has not been consummated.

Long-Term Related-Party Debt

Bank of Philippine Islands Loan

On December 12, 2008, the Company entered into a $35,000 loan agreement with the Bank of Philippine Islands—Asset Management and Trust Group, which is an affiliate of the Ayala Corporation and a related party (the BPI Loan). The proceeds of the loan were used primarily to fund the Acquisition of eTelecare. The BPI Loan bears interest at LIBOR plus 500 basis points which is reset on March 15, June 15, September 15 and December 15 of each year and interest is also payable on these dates. The interest rate on the BPI Loan was 7.89% during 2008.

The Company has pledged as collateral all of the Common Stock of eTelecare owned by EGS held by its wholly owned subsidiary, EGS Acquisition Corporation. The agreement has certain financial covenants which require EGS to maintain a Debt Service Coverage Ratio (defined as EBITDA of EGS divided by the sum of all principal and interest payable on the BPI Loan) above 1.25 during each quarter, a Debt-to-Equity Ratio (defined as the ratio of the aggregate indebtedness, as defined in the BPI Loan agreement, to the total equity of EGS Acquisition Corporation) below 2.0 during each quarter and a Loan-to-Value Ratio (defined as the ratio of the principal balance outstanding on the BPI Loan to the book value of the eTelecare Shares pledged as collateral under the agreement) of less than 0.5 at all times. The agreement also requires the Purchasers to maintain beneficial ownership of eTelecare of at least 66.67% and Ayala Corporation to maintain beneficial ownership of at least 33%. As of December 31, 2008 and June 30, 2009, the Company is in compliance with these covenants.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

The agreement also provides for certain events of default. The loan has an acceleration clause in the event of loan default that requires the immediate repayment of the principal balance and all interest accrued.

Deferred debt issuance costs, which pertain to fees and expenses incurred in obtaining BPI Loan, totaled $175 and are included in other current assets in the accompanying consolidated balance sheet. At December 31, 2008, the unamortized debt issuance balance was $173.

AYC Holdings Ltd. Tranche A Loan

On December 18, 2008, the Company entered into a $55,000 loan agreement with AYC Holdings Ltd., a British Virgin Island limited liability company and an affiliate of NIIL, a related party (the AYC Tranche A Loan).

The proceeds of the loan were used primarily to fund the Acquisition of eTelecare. The Tranche A loan has no debt covenants. Interest payments on the outstanding balance are payable by adding the amount of such interest (less any required withholding taxes) to the aggregate principal amount of the loan (Paid-in-kind) during 2009 on March 15, 2009, June 15, 2009, September 15, 2009 and December 15, 2009. Interest payments on the outstanding balance are due in cash the 15th day of each March, June, September and December of each calendar year beginning in 2010. The AYC Tranche A Loan does not provide for certain events of default and does not contain acceleration clauses or collateral. As of June 30, 2009, the AYC Tranche A Loan balance was $58,350 which included Paid-in-kind interest of $3,350.

On July 30, 2009, the AYC Tranche A Loan agreement was amended to provide for interest adjustments to 12.368% and 12.7679% for the period from September 18, 2009 through December 17, 2009 and the period from December 19, 2009 through March 17, 2010, respectively. The interest rate from March 18, 2010 to maturity is 12%. The amendment also modified the agreement such that interest will no longer be Paid-in-kind on September 15, 2009 and December 15, 2009.

AYC Holdings Ltd. Tranche B Loan

On December 18, 2008, the Company entered into a $35,841 loan agreement with AYC Holdings Ltd., a related party (the AYC Tranche B Loan).

The proceeds of the loan were used primarily to fund the Acquisition of eTelecare. The loan has no debt covenants. Interest on the AYC Tranche B Loan begins accruing on July 18, 2009 and is Paid-in-kind on an annual basis beginning on December 18, 2009. Interest expense on the loan is recognized using the effective interest method during the term of the loan. The Tranche B Loan is not collateralized and provides for certain events of default including failure to pay principal and interest payments when due and if EGS makes a general assignment for the benefit of creditors or any proceeding is instituted by or against EGS seeking to adjudicate it bankrupt or insolvent.

The AYC Tranche B Loan is automatically exchanged into shares of EGS at a conversion price of $9.00 per share immediately prior to a change of control (as defined in the agreement), upon the occurrence of a public offering of EGS common stock or upon an event of default. As of June 30, 2009, the AYC Tranche B Loan balance was $35,841.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

On July 15, 2009, the AYC Tranche B Loan agreement was amended to extend the date when interest begins to accrue on the loan from July 18, 2009 to October 18, 2009. Additionally, the interest rate was modified from a fixed 18% to the following:

Period	Applicable Interest Rate
October 18, 2009 to December 17, 2009	12.00%
December 18, 2009 to December 17, 2010	13.44%
December 18, 2010 to December 17, 2011	15.05%
December 18, 2011 to December 17, 2012	16.86%
December 18, 2012 to December 18, 2013	18.88%

Annual maturities related to the Company’s long-term debt are as follows as of December 31, 2008:

2009	$—
2010	9,000
2011	18,000
2012	27,000
2013	71,841

7. eTelecare Revolving Line of Credit

On July 23, 2007, the Company entered into a credit agreement (the Agreement) with Wells Fargo Bank, National Association (Wells Fargo), which will expire in 2011. Pursuant to the terms of the Agreement, Wells Fargo agreed to extend a revolving line of credit to eTelecare in the maximum aggregate amount of $25,000 (the Revolving Line of Credit), the proceeds of which shall be used to support the Company’s working capital. The Agreement called for an upfront fee payment to Wells Fargo of $125.

The Revolving Line of Credit bears interest either (i) at the Prime Rate or (ii) at the fixed rate of Libor plus 1.25.

Deferred debt issuance costs, which pertain to fees and expenses incurred in obtaining the Revolving Line of Credit, are included in the “Prepaid expenses and other current assets” and “Other noncurrent assets” in the accompanying consolidated balance sheet at December 31, 2007. Activity related to deferred debt issuances costs are as follows:

Unamortized debt issuance costs at January 1, 2007	$532
Additions	455
Amortization	(252)

Unamortized debt issuance costs at December 31, 2007	735
Amortization during the period from January 1, 2008 through December 11, 2008	(199)

Balance at December 12, 2008	536
Amount written off in purchase price allocation	(536)

Balance at December 31, 2008	$—

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

The remaining unamortized debt issuance costs related to the Revolving Line of Credit at December 11, 2008 were written off in purchase accounting in accordance with SFAS 141.

The Agreement contains certain covenants which include, among other terms and conditions, limitations on eTelecare’s ability to create, incur, assume or permit indebtedness, dispose of assets, pay dividends, make guarantees, and acquire, consolidate or merge with another entity. Additionally, the Agreement also provides certain financial covenants which require the Company to maintain: minimum levels of earnings before interest, tax, depreciation and amortization, a maximum tangible net worth ratio, and maximum capital expenditures determined on a consolidated financial statement basis. The Agreement also provides for certain events of default, but it does not contain any subjective acceleration features and does not have any required payment or principal reduction schedules. As of December 31, 2008 and June 30, 2009, the Company is in compliance with these covenants.

The Agreement is collateralized by a continuing security interest on all rights, titles and interests to all currently existing and hereafter acquired cash deposits, trade receivables, property and equipment and substantially all other assets owned by eTelecare.

Upon consummation of the EGS Acquisition and eTelecare Merger described above, the Company will be in violation of the Revolving Line of Credit’s covenant prohibiting consolidation or merger with another entity and will be unable to borrow against the line of credit. There are no amounts outstanding on the line of credit as of December 31, 2008 and June 30, 2009.

8. Asset Retirement Obligations

The Company is required either expressly under various lease agreements or through customary business practices in certain jurisdictions to dismantle the tenant improvements and restore the leased sites to their original condition at the end of the lease contract terms. The lease agreements for office spaces contain a provision which obligates the Company to pay for the cost of restoration at the end of the lease contract term.

Cost of restoration includes expected expenditures in order to dismantle the tenant improvements and restore the leased sites in the same condition as it was found at the commencement of the lease.

A summary of changes in asset retirement obligations is as follows:

	Successor		Predecessor
	Six Months Ended June 30, 2009	December 12, 2008 to December 31, 2008	January 1, 2008 to December 11, 2008	Year ended December 31,
				2007	2006
	(Unaudited)
Balance at beginning of period	$1,943	$—	$2,019	$1,884	$1,264
Liabilities assumed in acquisition of Predecessor	—	1,930	—	—	—
Additions during the period	—	—	—	163	484
Accretion expense	78	13	189	195	326
Payments	—	—	—	—	(32)
Foreign exchange (gain) loss	(19)	—	(278)	337	—
Adjustment at retirement	—	—	—	(560)	(158)

Balance at end of period	$2,002	$1,943	$1,930	$2,019	$1,884

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

There were no payments of asset retirement obligations for the period ending June 30 2009, or years of 2008 and 2007.

9. Derivative Financial Instruments

Although substantially all of the Company’s revenue is derived from client contracts invoiced and collected in U.S. dollars, a significant portion of the Company’s cost of services and selling and administrative expenses are incurred and paid in Philippine pesos. Accordingly, the Company’s financial position, financial performance and cash flows are affected by fluctuations in the value of the Philippine peso relative to the U.S. Dollar, the functional and reporting currency of the Company’s United States and Philippines based operations.

Predecessor Accounting

To partially hedge against currency changes between the Philippine peso and U.S. dollar, eTelecare implemented a hedging strategy beginning in 2007. This strategy consisted of a rolling hedge program that entailed contracting with third-party financial institutions to acquire zero cost, nondeliverable forward contracts that were expected to cover approximately 80% of Philippine peso-denominated forecasted expenses for the current quarter, 60% of the forecasted peso expenses for the next quarter, 40% of the forecasted peso expenses for two quarters out and finally, 20% of forecasted peso expenses for three quarters out.

Until the Acquisition, the foreign currency forward contracts that are used to hedge this exposure were designated as cash flow hedges in accordance with the criteria established in SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. For accounting purposes, effectiveness refers to the cumulative changes in the fair value of the derivative instrument being highly correlated to the inverse changes in the fair value of the hedged item. Based on the criteria established by SFAS 133, all of eTelecare’s cash flow hedge contracts were deemed effective. If any ineffectiveness arose, it would have been recorded in the consolidated statements of operations. There were no ineffective hedges recognized in the consolidated statements of operations for the period January 1, 2008 through December 11, 2008 or for the year ended December 31, 2007. The derivative instruments were recorded in the eTelecare consolidated balance sheets as either an asset or liability measured at its fair value, with changes in the fair value of qualifying hedges recorded in “Accumulated other comprehensive income” account, a component of equity. The settlement of these derivatives resulted in reclassifications from equity to earnings in the period during which the hedge transaction affects earnings.

A total of $2,050 of unrealized gains net of tax of $1,104 and $574 of unrealized losses, net of tax of $0, on derivative instruments as of December 31, 2007 and December 11, 2008, respectively, were recorded in “Accumulated other comprehensive income” in the consolidated balance sheet. Upon the Acquisition, in accordance with SFAS 141, all previously unrealized gains (losses) were removed from accumulated other comprehensive income as the underlying hedge arrangements were recorded at fair value.

For the period January 1, 2008 through December 11, 2008 and the year ended December 31, 2007, the Company recorded a loss of $(5,203) and gain of $517, respectively, for settled hedge contracts. These gains (losses) are reflected in the cost of services and selling and administrative expenses in the consolidated statements of operations.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

eTelecare also entered into foreign exchange forward contracts to reduce the short-term effect of foreign currency fluctuations related to accrued liabilities that are denominated in Philippine peso. The gains and losses on these forward contracts are intended to offset the transaction gains and losses on the Philippine Peso obligations. These gains and losses are recognized in earnings as eTelecare elected not to classify the contracts for hedge accounting treatment. The values of these contracts are assets of $375 as of December 31, 2007 and are included in “Fair value of derivatives” account in the consolidated balance sheet. The Company recognized a loss of $(1,309) and a gain of $1,035 on these contracts for the period January 1, 2008 through December 11, 2008 and for the year ended December 31, 2007, respectively, which is recorded within “Foreign exchange gain (loss)” account in the consolidated statements of operations.

The table that follows summarizes the fair value of derivative instruments in the consolidated balance sheet at December 31, 2007:

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments under Statement 133:
Foreign currency cash flow contracts	Current assets—fair value of derivatives	$3,148	Current liabilities—fair value of derivatives	$—
Derivatives not designated as hedging instruments under Statement 133:
Foreign currency balance sheet contracts	Current assets—fair value of derivatives	381	Current liabilities—fair value of derivatives	—

Total derivatives		$3,529		$—

Successor Accounting

Upon the Acquisition, EGS made the determination that it would no longer designate for hedge accounting its foreign currency forward contracts that existed as of that date. Upon the Acquisition, the net liability balance assumed related to unrealized foreign currency forward contracts was $574. Subsequent to the Acquisition unrealized gains and losses on the foreign currency forward contracts that were entered into prior to the Acquisition will be reflected in “Foreign exchange gain (loss)” in the consolidated statements of operations until the contracts settle. For the six months ended June 30, 2009 and for the period December 12, 2008 through December 31, 2008 the Company recognized a loss of $(81) and a gain of $869, respectively, associated with the change in fair value of these contracts in “Foreign exchange gain (loss).”

Subsequent to the Acquisition, the Company entered into foreign currency forward contracts that have been designated as cash flow hedges in accordance with the criteria established in SFAS 133. The purpose of these contracts is to partially hedge against currency changes between the Philippine peso and U.S. Dollars. Effective March 15, 2009, the Company revised the policy of the rolling hedge

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

program that entails contracting with third-party financial institutions to acquire zero cost, nondeliverable forward contracts previously followed by the Predecessor. Under the revised policy the nondeliverable forward contracts are expected to cover approximately 80% of the forecasted peso expenses for the next quarter, 70% of the forecasted peso expenses for two quarters out, 50% of the forecasted peso expenses for three quarters out, 40% of the forecasted peso expenses for four quarters out and 20% of forecasted peso expenses for five quarters out.

As of June 30, 2009 and December 31, 2008, a loss of $(491) and $0, respectively, related to unrealized cash flow hedge gains (losses), both amounts net of tax of $0, were recorded in “Accumulated other comprehensive income (loss)” in the consolidated balance sheet.

For the six months ended June 30, 2009 and for the period December 12, 2008 through December 31, 2008, the Company recorded a gain of $249 and $0, respectively, for settled cash flow hedge contracts. This gain is reflected in the cost of services and selling and administrative expenses in the consolidated statements of operations. As of June 30, 2009 and December 31, 2008, the notional amount of the outstanding derivative instruments designated for hedge accounting is summarized as follows:

	As of June 30, 2009	As of December 31, 2008
	(Unaudited)
Local Currency (Philippine Peso) denominated	2,210,739	—
US Dollar denominated	$45,211	$—

The Company also entered into foreign exchange forward contracts to reduce the short-term effect of foreign currency fluctuations related to accrued liabilities that are denominated in Philippine peso. The gains and losses on these forward contracts are intended to offset the transaction gains and losses on the Philippine Peso obligations. These gains and losses are recognized in earnings as the Company elected not to classify the contracts for hedge accounting treatment. The value of these contracts is a liability of $(198) and an asset of $216 as of June 30, 2009 and December 31, 2008, respectively, and is included in the “Fair value of derivatives” account in the consolidated balance sheet. The Company recognized a loss of $(9) and a gain of $88 on these contracts for the year ended June 30, 2009 and for the period from December 12, 2008 through December 31, 2008, respectively, which is included in the “Foreign exchange gain (loss)” account in the consolidated statements of operations.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

The table that follows summarizes the fair value of derivative instruments, on a net basis by financial institution, in the consolidated balance sheet at June 30, 2009 and December 31, 2008:

	Asset Derivatives			Liability Derivatives
		Fair Value			Fair Value
	Balance Sheet Location	June 30, 2009	December 31, 2008	Balance Sheet Location	June 30, 2009	December 31, 2008
		(Unaudited)			(Unaudited)
Derivatives designated as hedging instruments under Statement 133:
Foreign currency cash flow contracts	Current assets—fair value of derivatives	$—	$—	Current liabilities—fair value of derivatives	$(494)	$—
Derivatives not designated as hedging instruments under Statement 133:
Foreign currency cash flow contracts	Current assets—fair value of derivatives	1,864	1,271	Current liabilities—fair value of derivatives	—	(976)
Foreign currency balance sheet contracts	Current assets—fair value of derivatives	—	216	Current liabilities—fair value of derivatives	(198)	—

Total derivatives		$1,864	$1,487		$(692)	$(976)

In accordance with SFAS 157, the fair value of the Company’s foreign currency forward agreements are determined based on the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS 157 establishes three levels of inputs that may be used to measure fair value:

•	Level 1—Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•	Level 2—Observable inputs, other than Level 1 inputs in active markets, that are observable either directly or indirectly; and

•	Level 3—Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

Assets and (liabilities) measured at fair value on a recurring basis are as follows:

	Fair Value	Quoted Prices in Active markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Valuation Technique
June 30, 2009 (Unaudited)
Foreign currency cash flow agreements	$1,370	$—	$1,370	$—	(1)
Foreign currency balance sheet agreements	(198)	—	(198)	—	(1)

December 31, 2008
Foreign currency cash flow agreements	295	—	295	—	(1)
Foreign currency balance sheet agreements	216	—	216	—	(1)

(1)	The Company’s foreign currency agreements are not traded on a market exchange. The fair values are based on quotes received by the Company from financial institutions based on their assessment of the termination value of the underlying derivative instrument as of the date provided. Their estimate is based on a variety of pricing factors, which include the market price of the derivative instrument available in the dealer-market. The Company has consistently applied these calculation techniques to all periods presented.

10. eTelecare Initial Public Offering and Subsequent Delisting

On March 27, 2007, eTelecare entered into a binding underwriting agreement for its initial public offering (IPO) in the United States of 11,000,000 common shares in the form of 5,500,000 ADS at an initial offering price per ADS of $13.50. The ADSs began trading on the NASDAQ Global Market on March 28, 2007. The $69.1 million proceeds, net of underwriting discounts and commissions of $5.2 million, were received on April 2, 2007, which was the closing date of the offering. On April 3, 2007, proceeds from the public offering were used to pay term loans A and B and line of credit amounts of $9.7 million, $17.5 million, and $9.1 million, respectively. On April 5, 2007, eTelecare received additional proceeds of $10.3 million, net of underwriting discounts and commissions of $844,000, as a result of the exercise by the underwriters over-allotment option to purchase an additional 825,000 ADSs from the Company.

On May 5, 2009, eTelecare filed a Form 15F with the United States Securities and Exchange Commission (US SEC) to terminate the registration of its common stock, and its par value two Philippine pesos, represented by American Depositary Shares. Upon filing Form 15F, eTelecare’s reporting obligations with the US SEC were immediately suspended and the deregistration was effective August 5, 2009.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

11. eTelecare Share-Based Payments and Employee Benefits

eTelecare Share-Based Payments

The Acquisition resulted in the cancelation of all the outstanding stock options and restricted stock units effective December 11, 2008. All outstanding options with an exercise price per share less than $9.00, whether unvested or vested (the In-the-money Options), were cancelled in exchange for a cash payment equal to the intrinsic value immediately prior to the close of the acquisition. Any outstanding vested and unvested options with an exercise price per share greater than $9.00 (the Out-of-the-money Options) were canceled with no value exchanged. All outstanding restricted stock units, whether vested or unvested, immediately prior to the Acquisition, were cancelled in exchange for a cash payment equal to the number of restricted stock units multiplied by $9.00.

Prior to the Acquisition, eTelecare had a Key Employees’ Stock Option Plan (KESOP) and a 2006 Stock Incentive Plan (the Incentive Plan).

A total of 15,300,000 shares were approved for issuance under the KESOP. The stock options typically had a term of 5 to 10 years and vested over a period of four years from the date of grant, with 25% of the grant vesting at each anniversary date.

In October 2006, eTelecare adopted the Incentive Plan which was effective as of the date of the IPO outside the Philippines pursuant to a registration statement filed by the Company with the U.S. SEC. The Plan allows for awards in the form of restricted shares, stock units, and options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights. On November 13, 2006, the Company’s stockholders approved the adoption of the Plan.

The aggregate number of shares authorized for issuance under the Plan shall not exceed 552,795 shares which was the number of shares remaining available for grant of awards under the KESOP on the effective date of the Plan, plus an annual increase on the first day of each fiscal year during the term of the Plan, beginning July 1, 2007, in an amount equal to the lesser of (i) 2,000,000 shares, (ii) 3% of the outstanding shares on June 30 of such fiscal year, or (iii) an amount determined by the BOD. The maximum shares added through annual increases may not exceed 15,000,000 shares.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

The following tables summarize the information on the activity of stock options under the Predecessor plan described above for the periods ended:

	Period from January 1, 2008 through December 11, 2008		Year Ended December 31, 2007		Year Ended December 31, 2006
	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Balance at beginning of year	4,968,825	$5.30	5,275,950	$2.40	3,690,200	$1.86
Granted	362,353	7.24	442,688	10.69	1,789,000	3.42
Exercised	(687,021)	2.69	(471,185)	3.79	(32,875)	1.55
Expired or cancelled	(4,471,731)	5.76	(9,028)	4.24	—	—
Forfeited	(172,426)	7.78	(269,600)	7.24	(170,375)	1.68

Outstanding at end of period	—	$—	4,968,825	$5.30	5,275,950	$2.40

Exercisable at end of period	—	$—	3,456,059	$4.20	3,149,325	$1.89

There are no stock options outstanding as of December 31, 2008 or June 30, 2009.

The weighted average fair value of eTelecare’s granted options at grant date was $4.21, $5.48 and $1.45 for the period from January 1, 2008 through December 11, 2008 and the years ended December 31, 2007 and 2006, respectively. Such amounts were estimated using the Black-Scholes-Merton option pricing model with the following weighted average assumptions during each period:

	2008	2007	2006
Expected volatility	58.8%	58.8%	49.1%
Expected dividend yield	0.0%	0.0%	0.0%
Risk free interest rate	3.3%	4.2%	5.0%
Expected life	6.2 years	6.25 years	4.1 years

Expected volatility was based upon stock volatility of comparable companies within the same industry as eTelecare. The expected volatility reflects the assumption that the historical volatility is indicative of future trends, which may also not necessarily be the actual outcome.

The total intrinsic value of options exercised between January 1, 2008 and December 11, 2008 and the year ended 2007 is $2,124 and $3,445, respectively. As of December 31, 2007, the total intrinsic value of outstanding and exercisable stock options was approximately $16,700. As of December 31, 2007, the total unrecognized compensation cost related to unvested awards was approximately $3,800. As of December 31, 2008, there was no unrecognized compensation.

The total amount of compensation cost for share-based payment arrangements recognized in the consolidated statements of operation was $9,235, $2,420 and $1,988 for the period January 1, 2008 through December 11, 2008 and for the years ended December 31, 2007 and 2006, respectively. Of the $9,235 of stock compensation expense recognized for the period January 1, 2008 through

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

December 11, 2008, $6,466 was due to the cancelation of the stock options and restricted stock units that occurred as part of the acquisition of eTelecare. The restricted stock units and stock options were canceled and $21,752 of cash was paid related to the cancelation to holders of these equity instruments. There was no outstanding equity awards during the period from December 12, 2008 through December 31, 2008 and the six months ended June 30, 2009.

401(K) Retirement Plans

The Company maintains a 401(K) retirement plan, a defined contribution retirement plan, for eligible employees. Employees are eligible to participate on the first day of the month following two months of service and attaining the age of 21. Under the terms of the plan, employees are entitled to contribute from 1% to 90% of their total compensation, within limitations established by the Internal Revenue Code of United States. The Company will match 50% of the first 6% of each employee’s contribution and may also contribute additional amounts, all subject to a four year graded vesting schedule. The cost of employer contributions to the plan were $23, $540, $322 and $247 for the periods January 1, 2008 through December 11, 2008, December 12, 2008 through December 31, 2008 and the years ended December 31, 2007 and 2006, respectively. The Company’s U.S. subsidiaries still maintain a 401(K) plan that stopped accepting contributions effective October 1, 2007 when the new 401(K) retirement plan covering all eligible employees was implemented. This inactive plan did not contain an employer match feature. It is the Company’s intention to eventually roll the funds in the Company’s U.S. subsidiaries’ plan into the new 401 (K) plan.

12. Income Taxes

The following table represents the U.S. and foreign components of income (loss) before the provision for income tax (in thousands):

	Successor	Predecessor
	Period from December 12, 2008 to December 31, 2008	Period from January 1, 2008 to December 11, 2008	Year Ended December 31,
			2007	2006
Foreign*	$(687)	$(11,015)	$19,193	$15,985
United States	123	3,825	2,071	(3,138)

Total	$(564)	$(7,190)	$21,264	$12,847

*	Foreign jurisdictions include Philippines, Nicaragua and United Kingdom, and Singapore.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

The provision (benefit) for income taxes includes U.S. federal, U.S. state and foreign taxes currently payable and those deferred because of temporary differences between the financial statement and the tax bases of assets and liabilities. The components of the provision (benefit) for income taxes are as follows (in thousands):

	Successor	Predecessor
	Period from December 12, 2008 to December 31, 2008	Period from January 1, 2008 to December 11, 2008	Year Ended December 31,
			2007	2006
Current:
U.S. federal	$2	$3,421	$453	$4
U.S. state and local taxes	—	—	—	—
Foreign	43	658	385	91

Total current	45	4,079	838	95

Deferred:
U.S. federal	36	(2,340)	(2,012)	452
U.S. state and local taxes	10	(406)	(644)	55
Foreign	—	—	26	—

Total deferred	46	(2,746)	(2,630)	507

Total	$91	$1,333	$(1,792)	$602

The Company is registered with the Philippine Export Zone Authority (PEZA) as an Economic Export Enterprise under RA No. 7916, otherwise known as the Special Economic Zone Act of 1995, to develop and operate a call center business that serves overseas clients by providing customer relationship management services. As a registered enterprise, the Company is entitled to certain tax and nontax incentives which include, among others, tax and duty-free importations, exemption from local taxes and income tax holiday (ITH) for three, four or six years (duration depends on the type of holiday granted) from start of commercial operations with the possibility of one or two-year extensions. The current income tax holidays expire at staggered dates through 2012. Two of the Company’s delivery center sites’ ITH’s were expiring in the second half of 2008. The extension of the incentives for the two sites were approved by PEZA in the first quarter of 2009 (effective upon expiry in 2008), essentially allowing for an additional two years of tax holiday with expiration in 2010. The next anticipated expiring income tax holiday is in the second half of 2009 for three of its delivery center sites. Two of the sites with an expiring ITH are not eligible for extension. For the other site, the Company intends to apply for an extension prior to expiration. While no assurance can be given at present, it is the current practice of PEZA to grant extensions on such tax holidays as a means of attracting foreign investment in specified sectors, including the outsourcing industry.

Under the PEZA registration, the Company shall be liable for a final tax in lieu of all taxes after the expiration of its ITH incentives. The final tax is computed at 5% of gross income less allowable deductions typically characterized as direct costs as defined in RA No. 7916 and shall be paid and remitted in accordance with the amendments contained in RA No. 8748 as follows:

a.	Three percent (3%) to the National Government; and

b.	Two percent (2%) to be remitted directly by the business establishments to the treasurer’s office of the municipality or city where the enterprise is located.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

In addition to the tax incentives listed above, eTelecare Clark Services, Inc., the wholly owned Philippines subsidiary acquired from AOL on September 28, 2007, is registered with the Clark Special Economic Zone (CSEZ) and is liable for a final tax of 5% of gross income less allowable deductions.

eTelecare Nicaragua received approval from the Free Trade Zone Commission to be a user in the Free Trade Zone Regime and is entitled to the tax incentives established under the Export Industrial Free Zones Legislation. The benefit of operating in a Free Trade Zone include an exemption from all taxes including the corporate income tax, property tax, municipal tax, value-added tax, and withholding tax for remittances on interest and fees for certain services paid to foreign providers. This benefit is for a ten year period provided eTelecare Nicaragua complies with various requirements set forth by the government with a 60% exemption for all subsequent years. For the period January 1, 2008 through December 11, 2008 and December 12, 2008 through December 31, 2008 eTelecare Nicaragua did not realize any benefit of the tax holiday due to the overall loss in Nicaragua.

The statutory income tax rate in the Philippines for years 2008, 2007, and 2006 is 35% for taxable income derived from nonregistered activities, or 5% on gross income (less allowable deductions) with respect to income derived from activities covered by PEZA or CSEZ registration. Effective January 1, 2009, the Philippine statutory income tax rate on nonregistered activities is reduced from 35% to 30%. The Company had minimal taxable income from nonregistered activities and the 5% tax on gross income because of its ITH incentives in the years ended December 31, 2008, 2007 and 2006. Going forward, the effective overall Philippine income tax rate will vary as the revenue generating activity at each delivery center becomes taxable upon expiration of the ITH applicable to that center. For the years ended December 31, 2007 and 2006, the Company estimated the benefit of the tax holiday in the Philippines to be $6,699 and $5,555, respectively. For the period January 1, 2008 through December 11, 2008 and December 12, 2008 through December 31, 2008, the Company did not realize any benefit of the tax holiday due to the overall loss in the Philippines. The Company’s U.S. subsidiaries, which are taxed based on the taxable income as determined under the U.S. Tax Code, are subject to federal and state income tax rates of 34.0% and 5.0%, respectively.

The reconciliation between the Philippine statutory income tax rate and the Company’s effective rate is as follows:

	Successor	Predecessor
	Period from December 12, 2008 to December 31, 2008	Period from January 1, 2008 to December 11, 2008	Year Ended December 31,
			2007	2006
Philippine statutory income tax rate	35.0%	35.0%	35.0%	35.0%
Income tax holiday on registered activity with PEZA	(48.7)	(65.2)	(31.5)	(43.2)
United States income taxes as different rates	(4.3)	(1.7)	2.0	8.1
Valuation allowance	(0.1)	2.6	(12.9)	4.4
Reversal of taxes previously accrued	0.5	10.7	(1.9)	—
Other	1.5	0.0	0.9	0.4

Total effective rate	(16.1)%	(18.5)%	(8.4)%	4.7%

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

Philippine income taxes have not been provided on the undistributed earnings of the U.S. subsidiaries over which the Company has sufficient influence to control the distribution of such earnings and have determined that such earnings have been reinvested indefinitely. Should the Company elect in the future to repatriate a portion of the U.S. earnings so invested, the Company could incur income tax expense on such repatriation, net of any available deductions and foreign tax credits. This would result in additional income tax expense beyond the computed expected provision in such periods.

The significant components of deferred tax assets and liabilities are as follows (in thousands):

	Successor	Predecessor
	December 31, 2008	December 31, 2007
Deferred tax assets:
Net operating loss and credit carryforwards	$3,343	$348
Amortization of intangibles	1,663	1,427
Lease incentive obligation	—	355
Employee benefits	915	1,467
Deferred rent	10	229
Other	123	274

Total deferred tax assets	6,054	4,100
Valuation allowance	(24)	(210)

Net deferred tax assets	6,030	3,890
Deferred tax liabilities:
Deferred revenue	(167)	—
Depreciation	(600)	(863)
Amortization of intangibles	(1,963)	—
Amortization of goodwill	(18)	(1,272)
Foreign exchange hedging gains	—	(1,104)

Total deferred tax liabilities	(2,748)	(3,239)

Net deferred tax asset (liabilities)	$3,282	$651

The net current and noncurrent portions of deferred tax assets and liabilities are as follows (in thousands):

	Successor	Predecessor
	December 31, 2008	December 31, 2007
Net current deferred tax asset	$3,241	$1,151
Net current deferred tax liability	—	(1,104)
Net noncurrent deferred tax asset	41	604

Net deferred tax asset	$3,282	$651

During the years ended December 31, 2008, and 2007, the valuation allowance decreased by approximately $(186) and $(2,755) respectively. The 2008 change in the valuation allowance resulted primarily from a decrease in the valuation allowance in the Philippines on unrealized foreign exchange

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

losses. The 2007 change in the valuation allowance resulted from the release of the valuation allowance on U.S. deferred taxes of $3,027, offset partially by an increase in the valuation allowance in the Philippines on unrealized foreign exchange losses. During 2007, the Company re-evaluated the recoverability of its deferred tax assets and the need for a valuation allowance. Several factors related to the recoverability of the Company’s deferred tax assets including the utilization of primarily all of the U.S. federal and state net operating losses in 2007, the elimination of interest expense in 2007 from the pay down of debt with IPO proceeds, and three years of cumulative U.S. profitability provided enough positive evidence to support the full release of the U.S. valuation allowance in fourth quarter of 2007. The release of the valuation allowance on U.S. deferred taxes provided a one-time favorable income tax benefit in the amount of $3,027 in the fourth quarter of 2007. The valuation allowance remaining at the end of 2008 relates to Philippine deferred taxes as the Company believes it is more likely than not that the related benefits will not be realized.

As of December 31, 2008, the U.S. federal and state net operating loss carryforwards were approximately $4,798 and $4,471, respectively, which expire in varying amounts through 2028. The Company also has U.S. federal and state credit carryforwards at December 31, 2008 of approximately $930 and $560, respectively. Approximately $793 of the federal credit expire in varying amounts through 2028, with the remaining federal and state credits that do not expire. The Company anticipates it will be able to fully utilize all of the U.S. federal and state net operating loss and credit carryforwards prior to expiration, however, the utilization of the federal net operating losses at December 31, 2008 is subject to limitation based on the change in ownership rules of Section 382 of the Internal Revenue Code.

Tax benefits of approximately $1,524 and $359 related to the exercise of employee stock options and other employee stock programs were recorded in equity during the period January 1, 2008 through December 11, 2008 and the year ended December 31, 2007, respectively, in accordance with SFAS 123R.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), requires that companies recognize the effect of a tax position in their consolidated financial statements if there is a greater likelihood than not of the position being sustained upon audit based on the technical merits of the position. The Company adopted the provisions of FIN 48 effective January 1, 2007. The adoption of FIN resulted in a cumulative effect adjustment of $315 recorded as a decrease to the January 1, 2007 balance of retained earnings. As of December 31, 2008 and 2007, the Company had approximately $1,083 and $1,458, respectively, of unrecognized tax benefits. Of these amounts approximately $114 and $186, respectively, relate to accrued interest and penalties. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision and annual effective tax rate.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

During the period January 1, 2008 to December 11, 2008, the Company released approximately $789 of unrecognized tax benefits due to the expiration of the statute of limitations which had a permanent impact on the Company’s effective tax rate. The unrecognized tax benefits at December 31, 2008 relate to foreign, US, and state jurisdictions. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$1,633
Increases related to current year tax positions	283
Increases related to prior year tax positions	98
Expiration of the statute of limitations for the assessment of taxes	(556)
Settlements with tax authorities	—

Balance at January 1, 2008	1,458
Increases related to current period tax positions	283
Increases related to prior year tax positions	116
Expiration of the statute of limitations for the assessment of taxes	(771)
Settlements with tax authorities	—

Balance at December 11, 2008	1,086
Increases related to current period tax positions	15
Expiration of the statute of limitations for the assessment of taxes	(18)

Balance at December 31, 2008	$1,083

The entire amount of unrecognized tax benefits at December 31, 2008 would, if recognized, reduce the Company’s annual effective tax rate. The Company anticipates approximately $222 of the December 31, 2008 balance will be recognized in the next 12 months due to expiration of the statute of limitations.

The Company operates in and files income tax returns in various jurisdictions in the Philippines, United Kingdom, Nicaragua, and the United States which are subject to tax authorities. With few exceptions, the Company is no longer subject to income tax examinations for years before 2005. The Company is currently under audit by the Internal Revenue Service for tax year 2007 and by the Arizona Department of Revenue for tax years 2004 – 2006. Although there can be no assurance as to the ultimate disposition of these audits, the Company believes that the outcome will not have a material effect on its financial position, results of operation or cash flows.

Interim Period Ended June 30, 2009 (Unaudited)

For the six months ended June 30, 2009 the Company’s effective tax rate was (7.0%) which included a favorable impact for one-time discrete benefits totaling $270, or 2.1%. These discrete benefits recognized during the six months ended June 30, 2009 related to the recognition of previously unrecognized income tax benefits due to the close of 2005 Philippines statute of limitations and the reduction of the Company’s 2008 Philippines tax liability due to PEZA granting an extension of the income tax holidays for two of the Company’s Philippine sites.

As of June 30, 2009, the Company had unrecognized tax benefits of approximately $1,366, of which $338, if recognized, would reduce the Company’s annual tax expense. The Company anticipates approximately $159 of the June 30, 2009 balance will be recognized in the next 12 months due to expiration of the statute of limitations.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

The Company recognizes interest and penalties relating to unrecognized tax benefits in income tax expense. The Company has accrued approximately $122 of accrued interest and penalties related to uncertain tax positions at June 30, 2009 which are included as a component of the total unrecognized tax benefit of approximately $1,366.

13. Geographic Operations

The following table includes certain geographic information regarding the Company’s operations. Revenue is generally attributed to the location where the services are performed.

	Successor		Predecessor
	Six Months Ended June 30, 2009	December 12, 2008 to December 31, 2008	January 1, 2008 to December 11, 2008	Year ended December 31,
				2007	2006
	(Unaudited)
Revenue:
Americas	$53,385	$5,706	$107,419	$104,837	$106,183
Philippines	83,644	8,815	177,841	155,105	88,935
South Africa	3,228	—	—	—	—

	$140,257	$14,521	$285,260	$259,942	$195,118

	Successor		Predecessor
	June 30, 2009	December 31,
		2008	2007
	(Unaudited)
Long-lived assets:
Americas	$60,600	$64,231	$40,719
Philippines	161,239	167,024	34,840
South Africa	5,819	—	—

Total	$227,658	$231,255	$75,559

14. Commitments and Contingencies

Legal Matters

The Company is a defendant in the employment matter of James Dreyfuss vs. eTelecare Global Solutions-US, Inc. filed in the United States District Court, Southern District of New York on February 4, 2008. In the matter, James Dreyfuss, who served as the Company’s Regional Vice President of Sales, has asserted the following claims against the company: (1) two counts of breach of contract; (2) violation of New York Labor Law Sections 190 et seq.; (3) quantum merit; (4) unjust enrichment; (5) breach of covenant of good faith and fair dealing; and (6) promissory estoppel. Mr. Dreyfuss seeks compensatory damages in an amount to be proven at trial, penalties under New York Labor Law Section 198, pre- and post-judgment interest and costs and expenses for such suit, including attorney’s fees. The Company filed a motion to compel arbitration on April 7, 2008 and filed a brief in support of such motion on July 16, 2008 and are now in the early stages of discovery. While the Company cannot predict with certainty the outcome of the litigation, the Company does not believe a liability is probable; therefore, no liability has been recorded in the financial statements.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

On August 7, 2008, an action entitled Peter Mikhalev v. eTelecare Global Solutions, Inc. et al. (Case No. BC 395919) was filed in the Los Angeles County Superior Court. The complaint alleges that in July 2007 the Company refused to allow the plaintiff, a former employee of the Company, to exchange common shares then owned by him into ADSs. The complaint seeks compensatory and punitive damages for conversion. On September 8, 2008, the Company filed a general denial to the complaint. On September 9, 2008, the Company filed a notice of removal of the case to the United States District Court for the Central District of California. On September 12, 2008, the district court issued an order to show cause regarding remand to state court, to which the Company responded on September 26, 2008. Plaintiff did not file a motion to remand the case to state court. A scheduling conference will take place in the district court on December 1, 2008. While the Company cannot predict with certainty the outcome of the litigation, the Company does not believe a liability is probable; therefore, no liability has been recorded in the financial statements.

On November 20, 2006, eTelecare received an assessment letter from the Philippine Social Security System (SSS) alleging that eTelecare had insufficiency remitted employee social security contributions. The Company continues to negotiate with the SSS and has accrued $210 at December 31, 2008 based on its estimate of the probable settlement related to this matter.

The Company is subject to other legal proceedings and claims, which have arisen in the ordinary course of its business. Although there can be no assurance as to the ultimate disposition of these matters and the proceedings disclosed above, it is the opinion of the Company’s management, based upon the information available at this time, that the expected outcome of these matters, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Operating Leases

The Company has a number of lease agreements covering office space and certain equipment that are accounted for as operating leases. A majority of the lease agreements for office spaces have rent escalations which increase monthly rent payments over the lease terms and provide for a renewal option under negotiated terms and conditions upon expiration. The Company records rental expense on a straight-line basis over the base, noncancelable lease terms. Any difference between the calculated expense and amount actually paid is recognized as accrued rent. Accrued rent is reflected as current or noncurrent liability depending on its expected date of reversal. Rent expense incurred under operating leases was $8,435, $632, $13,197, $11,278 and $7,400 for the unaudited six months ended June 30, 2009, the period from December 12, 2008 through December 31, 2008, the period from January 1, 2008 through December 11, 2008, and the years ended December 31, 2007 and 2006, respectively.

Associated with operating leases, the Company periodically receives tenant improvement allowances from lessors. The Company records the value of these improvements and amortizes the assets over the term of the lease. An offsetting obligation is recorded as a lease incentive obligation and amortized as a reduction to lease expense on a straight-line basis.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

Following are the schedule of future minimum lease payments for outstanding operating lease agreements as of December 31, 2008:

2009	$12,523
2010	11,658
2011	10,143
2012	5,021
2013	2,826
Thereafter	10,860

15. Subsequent Events

The Company has evaluated events and transactions occurring subsequent to June 30, 2009 through August 10, 2009, the date of the issuance of the financial statements, in accordance with SFAS No. 165, Subsequent Events. During this period, there were no recognized subsequent events requiring recognition in the financial statements and no nonrecognized subsequent events requiring disclosure.